EXHIBIT 23.2

CONSENT OF GEOLOGIST

I hereby consent to references to my name under the heading “Description of the Business — Mineral Reserves and Resources” and all other references to my name included or incorporated by reference in: (i) Teck Resources Limited’s Annual Report on Form 40-F for the year ended December 31, 2016; (ii) Teck Resources Limited’s registration statements on Form S-8 (File Nos. 333-140184, 333-170840 and 333-205514); and (iii) the incorporation by reference in the registration statements on Form F-10/A of Teck Resources Limited (File No. 333-199499) and of Teck Metals Ltd. (File No. 333-199499-01), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended as applicable.

Sincerely,
/s/ Rodrigo Marinho
Name: Rodrigo Marinho Title: P. Geo.

Vancouver, British Columbia, Canada February 23, 2017